Schedule A

Executed	Executed
Shares	Price
200	58.52
600	58.50
200	58.47
100	58.46
200	58.44
200	58.54
1,700	58.57
100	58.56
1,300	58.59
3,800	58.58
1,800	58.65
2,400	58.66
3,400	58.60
100	58.55
400	58.51
900	58.62
1,200	58.73
2,900	58.76
1,000	58.77
1,800	58.78
500	58.82
200	58.83
Average Price:	$58.647